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                                                                       Exhibit 5



March 14, 2000


Information Holdings Inc.
2777 Summer Street, Suite 209
Stamford, Connecticut 06905

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (File No. 333-30202)(the "Registration Statement"), initially filed by Information Holdings Inc. (the "Company") on February 18, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the abbreviated Registration Statement on Form S-3 filed by the Company today pursuant to Rule 462(b) promulgated under the Act (the "Additional Registration Statement") and, together with the Registration Statement, (the "Registration Statements"), with respect to 5,175,000 shares of the common stock of the Company, par value $.01 per share ("Common Stock"). The 4,500,000 shares of Common Stock are to be sold by the Company in the public offering contemplated by the Prospectus contained in the Registration Statement through the underwriters named therein (the "Underwriters") pursuant to the purchase agreement described in such Prospectus (the "Purchase Agreement"), and up to 675,000 shares of Common Stock may be sold upon the exercise of over-allotment options granted in the Purchase Agreement to the Underwriters by the Company. All shares of Common Stock registered under the Registration Statement and the Additional Registration Statement are herein referred to as the "Shares."

We have examined copies of the Certificate of Incorporation and By-Laws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

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Information Holdings Inc.
March 14, 2000
Page 2

Based on the foregoing, we are of the opinion that:

         (1) The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

         (2) The Shares being sold on behalf of the Company have been duly authorized and, when issued, delivered and sold by the Company and paid for by the Underwriters, as contemplated by the Purchase Agreement and as described in the Registration Statements, will constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock; and

         (3) The Company Shares, when duly issued, sold and paid for in accordance with the terms of the Prospectus included as part of the Registration Statement, will be validly issued, fully paid and non-assessable shares of capital stock of the Company.

We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher